Exhibit 99.01

Press Release
www.shire.com

Directors/PDMR Shareholding

November 2, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on November 1, 2010, it was notified of the acquisition, on the same day, of 265 American Depository Shares (“ADSs”) in the Company by Barbara Deptula, a Person Discharging Managerial Responsibilities following the close of a 12 month offering period under the Shire Employee Stock Purchase Plan.  The purchase price of the ADSs was US$45.31.

The Company further announces that on November 1, 2010, Barbara Deptula was granted an option over ADSs in the Company pursuant to the Shire Employee Stock Purchase Plan. The option is exercisable over the number of ADSs that may be purchased at the end of a 12 month saving period with the fortnightly savings made. Ms Deptula has elected to save US$480.76 per fortnight. The option price is the lower of 85% of the fair market value of the Company’s ADSs on November 1, 2010, being US$60.52 and 85% of the fair market value of the Company’s ADSs on October 31, 2011.  The option is normally exercisable on October 31, 2011.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary
For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX